Exhibit 99.1

FULTON FINANCIAL
CORPORATION

FOR IMMEDIATE RELEASE
Media Contact: Laura J. Wakeley (717) 291-2616
Investor Contact: David C. Hostetter (717) 291-2456

Fulton Financial reports first quarter earnings of $0.22 per share

•	Diluted earnings per share for the first quarter of 2014 was 22 cents, unchanged from the fourth quarter of 2013 and a 10.0 percent increase from the first quarter of 2013.

•
Net interest income for the first quarter of 2014 decreased $3.4 million, or 2.5 percent, compared to the fourth quarter of 2013. The net interest margin for the first quarter of 2014 decreased one basis point, to 3.47 percent, compared to the fourth quarter of 2013.

•	Average interest-earning assets decreased $77.9 million, or 0.5 percent, compared to the fourth quarter of 2013, with average loans decreasing $30.2 million, or 0.2 percent.

•
Non-interest income, excluding investment securities gains, decreased $2.2 million, or 5.4 percent, in comparison to the fourth quarter of 2013, while non-interest expense decreased $7.2 million, or 6.2 percent.

•
During the first quarter of 2014, the Corporation implemented a number of its previously disclosed cost savings initiatives, including the consolidation of 13 branches, subsidiary bank management restructurings and changes to certain benefit plans. These initiatives resulted in implementation expenses, net of associated gains, of approximately $1.0 million and expense reductions of approximately $1.0 million during the first quarter of 2014. Annualized expense reductions from these cost savings initiatives are expected to be approximately $8.0 million.

•
The provision for credit losses was $2.5 million for the first quarter of 2014, unchanged from the fourth quarter of 2013 and a $12.5 million, or 83.3 percent, decrease from the first quarter of 2013. Non-performing loans increased $653,000, or 0.4 percent, in comparison to December 31, 2013 and decreased $53.7 million, or 25.7 percent, in comparison to March 31, 2013.

•	During the first quarter of 2014, the Corporation repurchased 4.0 million shares of common stock, completing its outstanding share repurchase program.

(April 22, 2014) - Lancaster, PA - Fulton Financial Corporation (NASDAQ: FULT) reported net income of $41.8 million, or 22 cents per diluted share, for the first quarter of 2014, compared to $42.1 million, or 22 cents per diluted share, for the fourth quarter of 2013.

“We were pleased to report another quarter of solid earnings and good returns on assets and equity,” said E. Philip Wenger, Chairman, CEO and President. “Asset quality remained strong this quarter. We also saw a significant reduction in operating expenses that contributed to improved efficiency. During the quarter, we completed our previously announced four million share repurchase program.”

Net Interest Income and Margin
Net interest income for the first quarter of 2014 decreased $3.4 million, or 2.5 percent, from the fourth quarter of 2013. The net interest margin decreased one basis point, or 0.3 percent, to 3.47 percent, in the first quarter of 2014 from 3.48 percent in the fourth quarter of 2013. Average yields on interest-earning assets decreased one basis point, while the average cost of interest-bearing liabilities increased one basis point.

Average Balance Sheet
Total average assets for the first quarter of 2014 were $16.9 billion, a decrease of $60.2 million, or 0.4 percent, from the fourth quarter of 2013. Average loans, net of unearned income, decreased $30.2 million, or 0.2 percent, in comparison to the fourth quarter of 2013.

	Quarter Ended				Increase (decrease)
	March 31, 2014		December 31, 2013		in Balance
	Balance	Yield (1)	Balance	Yield (1)	$	%
	(dollars in thousands)
Average Loans, net of unearned income, by type:
Real estate - commercial mortgage	$5,085,128	4.44%	$5,065,963	4.49%	$19,165	0.4%
Commercial - industrial, financial, and agricultural	3,637,075	4.03%	3,639,690	4.03%	(2,615)	(0.1)%
Real estate - home equity	1,755,346	4.18%	1,774,919	4.18%	(19,573)	(1.1)%
Real estate - residential mortgage	1,336,323	3.99%	1,331,987	4.04%	4,336	0.3%
Real estate - construction	576,346	4.08%	581,306	4.15%	(4,960)	(0.9)%
Consumer	274,910	4.82%	287,245	4.85%	(12,335)	(4.3)%
Leasing and other	97,229	9.79%	111,456	8.01%	(14,227)	(12.8)%
Total Average Loans, net of unearned income	$12,762,357	4.28%	$12,792,566	4.29%	$(30,209)	(0.2)%

(1) Presented on a tax-equivalent basis using a 35% Federal tax rate and statutory interest expense disallowances.

Total average liabilities decreased $72.3 million, or 0.5 percent, from the fourth quarter of 2013, due to a $187.7 million decrease in average deposits, partially offset by a $109.2 million, or 9.9 percent, increase short-term borrowings.

	Quarter Ended				Increase (decrease)
	March 31, 2014		December 31, 2013		in Balance
	Balance	Rate	Balance	Rate	$	%
	(dollars in thousands)
Average Deposits, by type:
Noninterest-bearing demand	$3,243,424	—%	$3,318,073	—%	$(74,649)	(2.2)%
Interest-bearing demand	2,945,211	0.13%	2,966,994	0.13%	(21,783)	(0.7)%
Savings deposits	3,351,871	0.13%	3,410,030	0.12%	(58,159)	(1.7)%
Total average demand and savings	9,540,506	0.08%	9,695,097	0.08%	(154,591)	(1.6)%
Time deposits	2,932,456	0.82%	2,965,604	0.82%	(33,148)	(1.1)%
Total Average Deposits	$12,472,962	0.26%	$12,660,701	0.25%	$(187,739)	(1.5)%

Asset Quality
Non-performing assets were $170.2 million, or 1.01 percent of total assets, at March 31, 2014, compared to $169.3 million, or 1.00 percent of total assets, at December 31, 2013 and $232.5 million, or 1.39 percent of total assets, at March 31, 2013. The $901,000, or 0.5 percent, increase in non-performing assets in comparison to the fourth quarter of 2013 was primarily due to an increase in non-performing commercial mortgages and commercial loans, partially offset by a decrease in non-performing residential mortgages.
Annualized net charge-offs for the quarter ended March 31, 2014 were 0.26 percent of average total loans, compared to 0.33 percent for the quarter ended December 31, 2013 and 0.62 percent for the quarter ended March 31, 2013. The allowance for credit losses as a percentage of non-performing loans was 128.5 percent at March 31, 2014, as compared to 132.8 percent at December 31, 2013 and 106.2 percent at March 31, 2013.

Non-interest Income
Non-interest income, excluding investment securities gains, decreased $2.2 million, or 5.4 percent, in comparison to the fourth quarter of 2013. Service charges on deposit accounts decreased $1.1 million, or 8.3 percent, including a $649,000 decrease in overdraft fees. Mortgage banking income decreased $758,000, including a $715,000 decrease in gains on sales of mortgage loans, as both volumes and spreads decreased.

Non-interest Expense
Non-interest expense decreased $7.2 million, or 6.2 percent, in the first quarter of 2014 compared to the fourth quarter of 2013. Salaries and employee benefits decreased $5.6 million, or 8.6 percent, due primarily to decreases in incentive compensation and health insurance expense, in addition to a $1.5 million gain recognized as a result of an amendment of the Corporation’s postretirement health plan. These decreases were partially offset by a seasonal increase in payroll taxes and an increase in severance costs. A $1.5 million increase in net occupancy expense was mainly a result of increased snow removal costs. Other outside services declined $1.8 million due to the timing of consulting arrangements related to risk management and compliance initiatives.

About Fulton Financial
Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company that has banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates, headquartered as indicated: Fulton Bank, N.A., Lancaster, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Fulton Bank of New Jersey, Mt. Laurel, NJ; and The Columbia Bank, Columbia, MD.
The Corporation’s investment management and trust services are offered at all banks through Fulton Financial Advisors, a division of Fulton Bank, N.A. Residential mortgage lending is offered by all banks under the Fulton Mortgage Company brand.
Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.

Safe Harbor Statement
This news release may contain forward-looking statements with respect to the Corporation’s financial condition, results of operations and business. Do not unduly rely on forward-looking statements. Forward-looking statements can be identified by the use of words such as "may," "should," "will," "could," "estimates," "predicts," "potential," "continue," "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions which are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, some of which are beyond the Corporation's control and ability to predict, that could cause actual results to differ materially from those expressed in the forward-looking statements.
A discussion of certain risks and uncertainties affecting the Corporation, and some of the factors that could cause the Corporation's actual results to differ materially from those described in the forward-looking statements, can be found in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013, which has been filed with the Securities and Exchange Commission and is available in the Investor Relations section of the Corporation's website (www.fult.com) and on the Securities and Exchange Commission's website (www.sec.gov). The Corporation undertakes no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures
The Corporation uses certain non-GAAP financial measures in this earnings release. These non-GAAP financial measures are reconciled to the most comparable GAAP measures in tables at the end of this release.